SWISS MEDICA, INC.
                            CERTIFICATE OF SECRETARY

                               AMENDMENT TO BYLAWS

I, the undersigned, do hereby certify:

      1. that I am the duly elected and acting Chief Executive Officer of Swiss Medica, Inc.; and

      2. that the following Amendment to the Corporation's Bylaws was duly adopted by the Written Consent of the Board of Directors.

                                      * * *

FIRST. Article III, Section 14 of the Bylaws shall be deleted in its entirety.

                                      * * *

      IN WITNESS WHEREOF, I have hereunto subscribed my name on this 17th day of May, 2004.



                                              /S/ RAGHU KILAMBI
                                              -----------------
                                              Raghu Kilambi,
                                              Chief Executive Officer